Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Variable Series, Inc.:

We consent to the use of our report dated February 25, 2013, with respect to the financial statements of the Calvert VP SRI Balanced Portfolio, a series of Calvert Variable Series, Inc., as of December 31, 2012, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Custodian” and “Fund Service Providers” in the Statement of Additional Information included in this Registration Statement filed in Form N-1A.

Philadelphia, Pennsylvania
October 16, 2013